Exhibit 99.1

Jones Lang LaSalle Closes $325 Million Credit Facility

Facility Increased by $100 Million and Extended to April 2007


CHICAGO and LONDON, April 13 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL) announced today the closing of a $325 million, three-year unsecured revolving credit facility. This agreement amends the firm's existing $225 million revolving credit facility and extends the term to 2007. Initial pricing under the amended facility will be LIBOR + 1.50 percent, a reduction of 37.5 basis points. The debt covenants in the amended agreement provide improved flexibility for the use of the firm's significant cash flow and will facilitate the firm's previously stated intention to retire its euro 165 million 9 percent notes, which are callable at the firm's option beginning in June 2004.
    "We appreciate the support received from all 14 banks and are pleased that we attracted four new banks to the facility," said Brian P. Hake, Executive Vice President and Global Treasurer of Jones Lang LaSalle. "The firm has an opportunity to significantly reduce its interest expense by refinancing the euro notes, and increasing the size of our existing facility was a key step in this process."
    Jones Lang LaSalle is a globally integrated real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management, transaction, advisory and real estate money management services, to investors and occupiers locally, regionally and globally. Jones Lang LaSalle is an industry leader in property and corporate facility management services, with a portfolio of approximately 725 million square feet (67 million square meters) under management worldwide. LaSalle Investment Management, the company's real estate money management business, is one of the world's largest and most diverse real estate money management firms, with approximately $23 billion of assets under management. For more information, visit www.joneslanglasalle.com .

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             04/13/2004
    /CONTACT:  Brian Hake of Jones Lang LaSalle, +1-312-228-2522/
    /Web site:  http://www.joneslanglasalle.com /
    (JLL)

CO:  Jones Lang LaSalle Incorporated
ST:  Illinois, England
IN:  FIN RLT
SU:  FNC